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                                                                       EXHIBIT 5

                                  June 18, 1999

The Geon Company
One Geon Center
Avon Lake, Ohio 44012

     Re: The Geon Company Registration Statement on Form S-8 -- The Geon Company 1999 Incentive Stock Plan

Ladies and Gentlemen:

         The Geon Company ("Geon") is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 1,000,000 shares of common stock, with a par value of $.10 each, of Geon to be issued from time to time pursuant to the terms of The Geon Company 1999 Incentive Stock Plan (the "Plan").

         Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

         In rendering this opinion, we have examined (a) the Restated Certificate of Incorporation and Amended and Restated Bylaws of Geon, (b) the Plan, and (c) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:

                  (1) Geon is a corporation validly organized and existing and in good standing under the laws of the State of Delaware.

                  (2) When issued, the shares of common stock of Geon which are the subject of the Registration Statement will be legally issued, fully paid, and non-assessable.

         We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

                          Very truly yours,

                          /s/ Thompson Hine & Flory LLP

                          Thompson Hine & Flory LLP